UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549


                                   FORM 8-K

                                CURRENT REPORT


                      PURSUANT TO SECTION 13 OR 15(D) OF
                    THE SECURITIES AND EXCHANGE ACT OF 1934


        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JUNE 30, 1998


                        Commission file number 1-12055



                       PARACELSUS HEALTHCARE CORPORATION
            (Exact name of registrant as specified in its charter)





                CALIFORNIA                                   95-3565943
     (State or other jurisdiction of                       (IRS Employer
      incorporation or organization)                     Identification No.)


                 515 W. Greens Road, Suite 800, Houston, Texas
                   (Address of principal executive offices)



      77067                                            (281) 774-5100
    (Zip Code)                                (Registrant's telephone number,
                                                  including area code)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

On June 30, 1998, Paracelsus Healthcare Corporation (the "Company") completed the sale of substantially all of the assets of Chico Community Hospital, Inc., which included a 123 licensed bed acute care hospital and a 60 licensed bed rehabilitation hospital, both located in Chico, California, to N.T. Enloe Memorial Hospital and Enloe Health System, both California nonprofit public benefit corporations, for $25.0 million in cash plus working capital and the termination of a facility operating lease and an associated letter of credit obligation. The working capital component of the transaction is subject to a post-closing settlement. The purchase price was arrived at through an arms length negotiation. Net proceeds of the transaction were applied to reduce amounts outstanding under the Company's Amended and Restated Reducing Revolving Credit Facility (the "Credit Facility"), the agent bank of which is Paribas, and to reduce off - balance sheet commercial paper outstanding under the Company's receivable financing program. The Company expects to report a gain of approximately $4.2 million (net of tax) on the transaction.

On July 1, 1998, the Company (through its subsidiary, Paracelsus Healthcare Corporation of North Dakota, Inc.) completed the purchase of Dakota Medical Foundation's 50% partnership interest in a general partnership operating as Dakota Heartland Health System ("DHHS" or the "Partnership") for $64.5 million dollars, thereby giving the Company 100% ownership of DHHS. The purchase price was pursuant to a right of the Dakota Medical Foundation to require the Company to purchase its 50% interest. Such right was negotiated on an arms length basis and was part of the original partnership agreement entered into as of December 31, 1994, which also established the formula for the purchase price. The Company funded the acquisition from borrowings under its Credit Facility. Prior to the purchase, the Company owned 50% of DHHS and accounted for its investment under the equity method. DHHS owns and operates a 218 licensed bed tertiary care hospital in Fargo, North Dakota.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

The historical financial statements for DHHS for the years ended December 31, 1996 and 1997, were previously reported in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.


(a)  Financial Statements (attached following the signature page):

     For the three months ended March 31, 1998 (Unaudited)

     1.   Consolidated Balance Sheet dated March 31, 1998

     2. Consolidated Statements of Income for the three months ended March 31, 1998 and 1997

     3. Consolidated Statement of Partner's Equity for the three months ended March 31, 1998

     4. Consolidated Statements of Cash Flows for the three months ended March 31, 1998 and 1997

For the years ended December 31, 1995 and 1994

     1.   Report of PricewaterhouseCoopers, L.L.P., Independent
            Accountants, Dated February 16, 1996.

     2.   Balance Sheet dated December 31, 1995 and 1994

     3.   Statement of Income for the year ended December 31, 1995


     4. Statement of Partners' Equity for the years ended December 31, 1995 and 1994

     5.   Statement of Cash Flows for the year ended December 31, 1995.

     6.   Notes to Financial Statements.


(b)  Unaudited Pro Forma financial information:

      Unaudited Pro Forma Condensed Combining Statement of Operations For the Three Months Ended March 31, 1998

      Unaudited Pro Forma Condensed Combining Statement of Operations For the Year Ended December 31, 1997

      Unaudited Pro Forma Condensed Combining Balance Sheet -
      March 31, 1998

      Notes to Unaudited Pro Forma Condensed Combining Financial Statements

(c)  Exhibits


     10.67 The Second Amended and First Restated Asset Purchase Agreement for Chico Community Hospital, dated December 15, 1997, and as amended dated June 12, 1998, among Paracelsus Healthcare Corporation, Chico Community Hospital, Inc., N.T. Enloe Memorial Hospital, and Enloe Health System.

      10.68 Asset Purchase Agreement For Chico Community Rehabilitation Hospital, dated December 15, 1997, and as amended dated June 10, 1998, among Paracelsus Healthcare Corporation, Chico Community Hospital, Inc., N.T. Enloe Memorial Hospital, and Enloe Health System.

     10.69 Agreement For Purchase and Sale of Partnership Interest, dated June 1, 1998, by and between Dakota Medical Foundation and Paracelsus Healthcare Corporation of North Dakota, Inc.


      23.1 Consent of PricewaterhouseCoopers L.L.P.

                                      SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       Paracelsus Healthcare Corporation
                                                 (Registrant)


Dated: July 9, 1998                    By:  /S/ JAMES G. VANDEVENDER
                                       ----------------------------------
                                             James G. VanDevender
                                       Senior Executive Vice President,
                                            Chief Financial Officer
                                                 & Director

                       PARACELSUS HEALTHCARE CORPORATION
         UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS


The following table presents the Unaudited Pro Forma Condensed Combining Statements of Operations for the three months ended March 31, 1998, and the year ended December 31, 1997, to illustrate the effect of the sale of Chico Community Hospital and Chico Community Rehabilitation Hospital on June 30, 1998, and the Company's acquisition of Dakota Medical Foundation's (the "Foundation") 50% partnership interest in a general partnership operating as Dakota Heartland Health System ("DHHS")on July 1, 1998. The Unaudited Pro
Forma Condensed Combining Statements of Operations assume the above transactions occurred at the beginning of each period. The Pro Forma Condensed Combining Balance Sheet assumes the above transactions occurred on March 31, 1998.

On   June   30,  1998,  Paracelsus   Healthcare  Corporation   (the  "Company")
completed  the  sale  of   substantially  all of the assets of  Chico Community
Hospital, Inc., which included  a  123  licensed  bed  acute  care hospital and
a  60   licensed   bed  rehabilitation   hospital,   both  located   in   Chico,
California,  (collectively  "Chico")   to  N.T.  Enloe  Memorial  Hospital  and
Enloe    Health   System,   both   California    nonprofit    public    benefit
corporations,   for  $25.0  million  in  cash   plus   working  capital and the
termination of a facility  operating  lease  and an associated letter of credit
obligation.     The   working   capital   component   of   the  transaction  is
subject  to  a post-closing settlement.  The  purchase  price  was  arrived  at
through    an  arms  length   negotiation.  Net  proceeds  of  the  transaction
were applied  to reduce  amounts  outstanding  under the Company's  Amended and
Restated  Reducing  Revolving  Credit  Facility   (the  "Credit Facility"), the
agent bank of which is Paribas, and to reduce off-balance sheet commercial paper outstanding under the Company's receivable financing program.

On July 1, 1998, the Company (through its subsidiary, Paracelsus Healthcare Corporation of North Dakota, Inc.) completed the purchase of the Foundation's 50% partnership interest in a general partnership operating as Dakota Heartland Health System ("DHHS" or the "Partnership") for $64.5 million dollars, thereby giving the Company 100% ownership of DHHS. The purchase price was pursuant to a right of the Dakota Medical Foundation to require the Company to purchase its 50% interest. Such right was negotiated on an arms length basis and was part of the original partnership agreement entered into as of December 31, 1994, which also established the formula for the purchase price. The Company funded the acquisition from borrowings under its Credit Facility. Prior to the purchase, the Company owned 50% of DHHS and accounted for its investment under the equity method. DHHS owns and operates a 218 licensed bed tertiary care hospital in Fargo, North Dakota.

These Unaudited Pro Forma Condensed Financial Statements do not purport to present the financial position or results of operations of the Company had the above transactions occurred on the dates specified, nor are they necessarily indicative of results of operations that may be expected in the future. The Unaudited Pro Forma Condensed Combining Financial Statements are qualified in their entirety by reference to, and should be read in conjunction with, the Company's audited consolidated financial statements for the year ended December 31, 1997, included in the Company's Annual Report on Form 10-K, the Company's unaudited condensed consolidated financial statements for the quarter ended March 31, 1998, included in the Company's Quarterly Report on Form 10-Q, the audited historical financial statements of DHHS for the years ended December 31, 1995 and 1994, and the unaudited historical financial statements for DHHS for the quarter ended March 31, 1998, included elsewhere herein. The historical financial statements for DHHS for the years ended December 31, 1996 and 1997, were previously reported in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

      PARACELSUS HEALTHCARE CORPORATION UNAUDITED PRO FORMA CONDENSED COMBINING
                               STATEMENT OF OPERATIONS
                      FOR THE THREE MONTHS ENDED MARCH 31, 1998
                    (Dollars in thousands, except per share data)

                 Paracelsus   Chico         Pro Forma              DHHS
                 Healthcare  Pro Forma        Chico              Pro Forma     Pro Forma
                Corporation Adjustments Rf Disposition    DHHS  Adjustments Rf Paracelsus
                ----------- ----------- -- -----------  ------- ----------- -- ----------

                     (1)                                   (1)
Net revenue       $ 160,410  $(9,389)  (2)  $151,021    $ 26,473                $177,494
Costs and expenses:
 Salaries and
  benefits           65,430   (4,010)  (2)    61,420       9,686                  71,106
 Other operating
  expense            65,478   (3,420)  (2)    62,058       9,265                  71,323
 Provision for
  bad debts           9,692     (287)  (2)     9,405         825                  10,230
 Interest            12,379     (621)  (3)    11,758               $ 1,371  (3)   13,129
 Depreciation &
   amortization       8,188     (334)  (2)     7,854       1,089       136  (5)    9,079
 Equity in earnings
   of DHHS           (3,085)                  (3,085)                3,085  (6)
                  ---------  -------        --------   ---------   -------      --------
    Total cost &
     expenses       158,082   (8,672)        149,410      20,865     4,592       174,867
                  ---------  -------        --------   ---------   -------      --------
Income before minority
  interest and
  income taxes       2,328      (717)          1,611       5,608    (4,592)        2,627
Minority interest      (61)                      (61)                                (61)
                 ---------   -------        --------   ---------   -------      --------
Income before
  income taxes       2,267      (717)          1,550       5,608    (4,592)        2,566
Provision for
  income taxes         642      (143) (4)        499                   203   (4)     702
                 ---------   -------        --------   ---------   -------      --------

Net income       $   1,625   $  (574)       $  1,051    $  5,608   $(4,795)     $  1,864
                 =========   =======        ========   =========   =======      ========
Income per share
- basic and
  assuming
  dilution       $    0.03                   $  0.02                            $   0.03
                 =========                  ========                            ========
Weighted average
  number of common
  and common
  equivalent
  shares            57,539                    57,539                              57,539
                 =========                  ========                            ========


  See notes to unaudited pro forma condensed combining financial statements.

      PARACELSUS HEALTHCARE CORPORATION UNAUDITED PRO FORMA CONDENSED COMBINING
                               STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED DECEMBER 31, 1997
                    (Dollars in thousands, except per share data)

                 Paracelsus   Chico         Pro Forma              DHHS
                 Healthcare  Pro Forma        Chico              Pro Forma     Pro Forma
                Corporation Adjustments Rf Disposition    DHHS  Adjustments Rf Paracelsus
                ----------- ----------- -- -----------  ------- ----------- -- ----------

                     (1)                                   (1)
Net revenue       $ 659,219  $(33,751) (2)  $625,468    $ 99,927                $725,395
Costs and expenses:
 Salaries and
  benefits          271,300   (16,086) (2)   255,214      36,509                 291,723
 Other operating
  expenses          269,653   (14,030) (2)   255,623      37,608                 293,231
 Provision for
  bad debts          46,606    (1,390) (2)    45,216       3,407                  48,623
 Interest            47,372    (2,305) (3)    45,067               $  5,482 (3)   50,549
 Depreciation and
  amortization       30,179    (1,270) (2)    28,909       4,595        304 (5)   33,808
 Equity in earnings
  of DHHS           (9,794)                   (9,794)                 9,794 (6)
 Impairment charges  7,782                     7,782                               7,782
 Unusual items      (6,531)                   (6,531)                             (6,531)
                 ---------    -------       --------   ---------    -------     --------
    Total cost
     & expenses    656,567    (35,081)       621,486      82,119     15,580      719,185
                 ---------    -------       --------   ---------    -------     --------
Income before
 minority interest
 and income taxes    2,652      1,330          3,982      17,808    (15,580)       6,210
Minority interest   (1,996)                   (1,996)                             (1,996)
                 ---------    -------       --------   ---------    -------     --------
Income before
 income taxes          656      1,330          1,986      17,808    (15,580)       4,214
Provision for
 income taxes        1,812        546 (4)      2,358                    913 (4)    3,271
                 ---------    -------       --------   ---------    -------     --------
Net loss          $ (1,156)  $    784        $  (372)   $ 17,808   $(16,493)    $    943
                 =========    =======       ========   =========    =======     ========
Loss per share
  - basic and
  assuming
  dilution        $   (.02)                  $  (.01)                           $    .02
                 =========                  ========                            ========
Weighted average
  number of common
  and common
  equivalent
  shares            54,946                    54,946                  1,392 (7)   56,338
                 =========                  ========                =======     ========

  See notes to unaudited pro forma condensed combining financial statements.

      PARACELSUS HEALTHCARE CORPORATION UNAUDITED PRO FORMA CONDENSED COMBINING
                                    BALANCE SHEET
                     PRO FORMA CONDENSED COMBINING BALANCE SHEET
                                   MARCH 31, 1998
                              (Dollars in thousands)

                 Paracelsus   Chico         Pro Forma             DHHS
                 Healthcare  Pro Forma       Chico              Pro Forma      Pro Forma
                Corporation Adjustments Rf Disposition    DHHS  Adjustments Rf Paracelsus
                ----------- ----------- -- -----------  ------- ----------- -- ----------
ASSETS:              (1)                                   (1)
Current assets:
 Cash and cash
  equivalents       $ 14,117  $ (1,820) (8)  $  12,297   $  4,359                $  16,656
 Restricted cash       6,636                     6,636                               6,636
 Accounts
  receivable, net     70,702    (3,197) (2)     67,505     17,744                   85,249
 Deferred income
  taxes               25,906      (879) (9)     25,027                              25,027
 Other                43,892    (1,220) (2)     42,672      5,135                   47,807
                   ---------   -------        --------  ---------                 --------
Total current assets 161,253    (7,116)        154,137     27,238                  181,375
                   ---------   -------        --------  ---------                 --------

Property and                            (2)
  equipment, net     306,402   (15,964) (9)    290,438     60,764   $  7,443 (10)  358,645
Goodwill             113,463                   113,463                29,770 (10)  143,233
Other assets         138,345    (2,005) (9)    136,340      3,350    (50,501)(10)   89,189
                   ---------   -------        --------  ---------    -------      --------
   Total assets     $719,463  $(25,085)      $ 694,378   $ 91,352   $(13,288)    $ 772,442
                   =========   =======        ========  =========    =======      ========


   See notes to unaudited pro forma condensed combining financial statements

      PARACELSUS HEALTHCARE CORPORATION UNAUDITED PRO FORMA CONDENSED COMBINING
                                   BALANCE SHEET
                     PRO FORMA CONDENSED COMBINING BALANCE SHEET
                                   MARCH 31, 1998
                               (Dollars in thousands)

                 Paracelsus   Chico         Pro Forma              DHHS
                 Healthcare  Pro Forma       Chico               Pro Forma      Pro Forma
                Corporation Adjustments Rf Disposition    DHHS   Adjustments Rf Paracelsus
                ----------- ----------- -- -----------  -------  ----------- -- ----------

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
 Accounts payable   $ 45,034  $ (3,106) (2)  $  41,928   $  5,970               $  47,898
 Accrued liabilities
   and other          70,060    (1,547) (2)     68,513      7,116                  75,629
 Current maturities
   of long-term debt   6,495        (6) (2)      6,489                              6,489
                   ---------   -------        --------  ---------                --------
   Total current
    liabilities      121,589    (4,659)        116,930     13,086                 130,016
                   ---------   -------        --------  ---------                --------

Long term debt       490,856   (24,576) (8)    466,280             $64,978  (3)   531,258
Other long-term
 liabilities          64,565                    64,565                             64,565

Partners' equity                                           78,266  (78,266) (11)

Stockholders' equity
  Common stock       224,475                   224,475                            224,475
  Additional
   paid-in capital       390                       390                                390
  Unrealized gains on
    marketable
    securities            12                        12                                 12
  Accumulated
    deficit         (182,424)    4,150  (9)   (178,274)                          (178,274)
                   ---------   -------        --------                           --------
   Total stockholders'
      equity          42,453     4,150          46,603                             46,603
                   ---------   -------        --------                           --------
Total liabilities
 & shareholders'
 equity            $ 719,463  $(25,085)      $ 694,378   $ 91,352 $(13,288)     $ 772,442
                   =========  ========       =========   ========  =======       ========

   See notes to unaudited pro forma condensed combining financial statements

                       PARACELSUS HEALTHCARE CORPORATION
     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

      The following is a summary of the pro forma adjustments by line item.

Reference to
  Notes to
 Pro Forma
 Financial
Statements                             Explanations
----------- -----------------------------------------------------------------------------
(1)         The   statements   of  operations  and  balance  sheet  for  Paracelsus
            Healthcare Corporation are summarized  from  its quarterly and annual reports on Form 10-Q and Form 10-K, respectively.  DHHS' financial statements as of and for the three months ended March 31, 1998, are summarized  from  the unaudited  consolidated historical financial statements included elsewhere herein.  DHHS' statement  of operations for the year ended December 31, 1997, are summarized from the Company's  annual  report on Form 10-K.

(2)         To  remove  Chico's  historical  results  of  operations,  assets sold, liabilities assumed by the buyer, and liabilities paid by the Company in conjunction  with the sale of Chico.

(3)         To record interest expense on (i) the net pro forma increase in the Credit
            Facility resulting  from the Company's acquisition of the Foundation's 50%
            interest in DHHS, less net proceeds  from  the  sale  of  Chico,  and  (ii)
            the pro forma decrease in amounts outstanding under the Company's commercial paper program as a result of the sale of Chico accounts receivable, certain accounts of  which  served as collateral under the program.

            With  respect  to Chico, the Unaudited Pro Forma Condensed Combining
            Statements of Operations assume  application of $24.6 million in net proceeds from the Chico sale to reduce the Credit  Facility (see Note 8) and a $3.1 million reduction in amounts outstanding under the Company's  commercial
            paper program.   The average interest rate in effect under the Credit Facility was 9.0% for the quarter  ended  March 31, 1998, and 8.3% for the year ended
            December 31, 1997. The average interest rate in effect under  the commercial paper program was 6.8% for the quarter ended March 31, 1998, and 6.9% for the year ended December 31, 1997.

            With respect to  DHHS,  the  Unaudited  Pro Forma Condensed Combining
            Statements of Operations assume the Company increased the  principal amount outstanding under the Credit Facility by $65.0 million (See Note 10).  The interest rate currently in effect under the revolver portion of the Credit
            Facility is 8.4%

(4)         To  record  the  pro  forma provision for income taxes after taking into effect the sale of Chico and the consolidation  of  DHHS pursuant to the
            Company's acquisition of the Foundation's 50% interest in DHHS, thereby giving the Company 100% ownership of DHHS. Previously, the Company accounted for its investment  in DHHS under the equity  method.  The  incremental  effective tax rate on income from continuing operations was 20% and 41% for the quarter ended March 31, 1998, and the year ended December 31, 1997, respectively.

                       PARACELSUS HEALTHCARE CORPORATION
     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

Reference to
  Notes to
 Pro Forma
 Financial
Statements                                 Explanations
----------- -----------------------------------------------------------------------------
(5)         To  adjust  depreciation  and amortization expense for the step up in basis for the depreciable assets of DHHS  and  the  increase  in  goodwill in connection with the allocated purchase price (see  Note 10).  The acquired assets are estimated to have an average remaining useful life of approximately
            20  years  based  on management's assumptions that DHHS's assets consist of
            65% building and 35% equipment with the useful   life   of   such  assets
            determined in accordance with the Company's depreciation policy (35  years, 20 years and 10 years for buildings, improvements and equipment, respectively).
            Cost in  excess  of  fair market value of net assets acquired ("Goodwill") is amortized on a straight line  basis over a 20-year period.  Based  on  this preliminary  allocation,  depreciation  and  amortization  expense increased approximately $136,000 and $304,000 on a pro forma basis  for the quarter ended March 31, 1998, and the year ended December 31, 1997, respectively.

(6)         To remove equity in the earnings of DHHS previously recorded by the Company.

(7)         To adjust the common and common equivalent shares to include the effect of dilutive securities on pro forma net income for the year ended
            December 31, 1997.

(8)         To reflect the pro forma sources and uses of cash in connection with the sale of Chico (in thousands).

            SOURCES:
              Proceeds from the sale of:
              Property and equipment              $25,000
              Pro forma net working capital(a)      3,904
                                                  -------
            Total sources                          28,904
                                                  -------

            USES:
              Estimated transaction costs           2,002
              Repayment of Credit Facility (b)     24,576
              Repayment of amounts outstanding
                under commercial paper program(b)   3,115
              Accrued employee benefits (a)         1,031
                                                  -------
            Total uses                             30,724
                                                  -------
            Net use of funds                      $(1,820)
                                                  =======
          (a) Based on working capital balances as of March 31, 1998.  Actual proceeds to be based  on  balances  as  of  June  30,  1998, subject to adjustment and final settlement by the parties.
          (b) Based on actual amounts paid at or prior to the closing of the Chico sale.

                       PARACELSUS HEALTHCARE CORPORATION
     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

Reference to
  Notes to
 Pro Forma
 Financial
Statements                                 Explanations
----------- -----------------------------------------------------------------------------
(9)         To record  the  pro  forma gain on the sale of property and equipment of
            Chico.  No gain or loss is anticipated on the sale of net working capital.
            (in thousands)

            Proceeds from the sale of property and equipment      $25,000
            Estimated transaction costs                            (2,002)
                                                                  -------
            Net proceeds                                           22,998
            Basis of property and equipment sold                  (15,964)
                                                                  -------
            Pro forma gain before income taxes                      7,034
            Provision for income taxes (41%)                        2,884
                                                                  -------
            Pro forma gain on sale                                $ 4,150
                                                                  =======
            ALLOCATION OF TAX LIABILITY:
              Current                                             $   879
              Long term                                             2,005
                                                                  -------
                                                                  $ 2,884
                                                                  =======
(10)        To  record the acquisition  of  DHHS  using  the  purchase  method  of accounting, including  the  adjustment  of  DHHS's  balance sheet to reflect the estimated fair market value of property and equipment acquired  in  excess of the DHHS' historical cost.  The purchase price allocation reflected in the
            Pro Forma Condensed Combining Balance  Sheet  is based upon the best information currently available without a final independent appraisal of the net assets of DHHS.  For the purpose of allocating net acquisition costs among the various assets acquired, the Company has tentatively  allocated  20% of the net excess acquisition cost over DHHS' carrying value of the acquired assets  to property and equipment and 80% to Goodwill.  It is the Company's intention to more fully evaluate the net assets acquired and, as a result, the allocation of acquisition cost may change.




                       PARACELSUS HEALTHCARE CORPORATION
     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

Reference to
  Notes to
 Pro Forma
 Financial
Statements                                 Explanations
----------- -----------------------------------------------------------------------------

(10)        Note 10 (continued)

            The Company does not expect the final allocation of acquisition cost to be materially different from that assumed in the Pro Forma  Condensed  Combining
            Balance Sheet.  The following table summarizes the calculation of the preliminary purchase price allocation(in thousands):

            Total cash consideration (a)                                $ 64,528
            Estimated transaction costs (a)                                  450
            Company's prior investment in DHHS (b)                        49,915
                                                                        --------
            Total cost to be allocated                                   114,893
            Less net working capital acquired                            (14,152)
            Less DHHS' investment in equity investees                     (3,350)
            Plus intangible assets not allocated value (b)                   586
            Less DHHS' historical property and equipment value, net      (60,764)
                                                                        --------
            Purchase price in excess of DHHS' cost                        37,213
            Purchase price allocated to property and equipment(c)          7,443
                                                                        --------
            Purchase price allocated to Goodwill                        $ 29,770
                                                                        ========
            (a) Pro forma increase in credit facility, or $64,978.
            (b) Pro forma reduction in other long term assets.
            (c) Calculated as follows:
                Total purchase price allocated to property
                  and equipment                                         $ 75,649
            Less DHHS' historical property and equipment
                 value, net                                              (60,764)
                                                                        --------
            Step up in basis of property and equipment                    14,885
            Ownership percentage acquired                                     50%
                                                                        --------
            Purchase price allocated to property and
             equipment in excess of the DHHS' cost                      $  7,443
                                                                        ========
(11)        To remove the Foundation's partnership equity.

                                 DAKOTA HEARTLAND HEALTH SYSTEM
                          UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               THREE MONTHS ENDED MARCH  31, 1998

                                 DAKOTA HEARTLAND HEALTH SYSTEM
                          UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                THREE MONTHS ENDED MARCH 31, 1998

                                         CONTENTS

Consolidated Balance Sheet                                       17
Consolidated Statements of Income                                18
Consolidated Statements of Partners' Equity                      19
Consolidated Statements of Cash Flows                            20
Notes to Consolidated Financial Statements                       21

                                 Dakota Heartland Health Center
                                  Consolidated Balance Sheets

                                                       MARCH 31,             DECEMBER 31,
                                                          1998                   1997
                                                      ------------------------------------
                                                      (Unaudited)              (Note 1)
                                                      ------------            ------------
ASSETS
Current assets:
    Cash and cash equivalents                         $  4,358,737            $  7,276,675
    Patient receivables, net of allowance for
      uncollectable accounts of $1,814,661 and
      $1,278,500 at March 31, 1998, and
      December 31, 1997, respectively                   17,743,628              14,374,894
    Supplies inventory                                   2,435,058               2,197,815
    Prepaid expenses and other current assets            2,700,343               1,833,996
                                                      ------------            ------------
Total current assets                                    27,237,766              25,683,380

Property and equipment, net                             60,764,444              60,663,177
Other assets:
    Investment in and advances to affiliates             2,496,668               2,316,137
    Organizational costs, less accumulated
      amortization of $489,075 and $435,300 in
      March 31, 1998 and December 31, 1997,
      respectively                                         586,411                 640,186
    Other                                                  266,990                 234,915
                                                      ------------            ------------
  Total assets                                        $ 91,352,279            $ 89,537,795
                                                      ============            ============


  LIABILITIES AND PARTNERS' EQUITY
  Current liabilities:
    Accounts payable                                  $  5,969,733            $  5,017,075
    Estimated third-party payor settlements              2,846,413               2,905,822
    Accrued salaries and benefits                        2,555,344               2,999,265
    Other current liabilities                            1,714,444               2,923,616
                                                      ------------            ------------
  Total current liabilities                             13,085,934              13,845,778

  Partners' equity                                      78,266,345              75,692,017
                                                      ------------            ------------
  Total liabilities and partners equity               $ 91,352,279            $ 89,537,795
                                                      ============            ============

                            See accompanying notes.

                                 Dakota Heartland Health System
                                Consolidated Statements of Income
                                          (Unaudited)

                                                       THREE MONTHS ENDED MARCH 31,
                                                     1998                        1997
                                               -----------------------------------------
Revenue:
  Net patient service revenue                  $  25,455,748               $  23,882,534
  Other revenue                                    1,016,757                     800,176
                                               -------------               -------------
Net revenue                                       26,472,505                  24,682,710

Expenses:
  Salaries and benefits                            9,686,615                   8,910,903
  Professional fees                                2,534,854                   3,287,530
  Supplies                                         4,747,666                   3,868,959
  Depreciation and amortization                    1,088,686                   1,128,075
  Provision for uncollectable accounts               824,836                     858,328
  Repairs and maintenance                            409,007                     227,553
  Utilities                                          328,051                     333,016
  Rent and leases                                    296,702                     366,322
  Property taxes                                     271,198                     285,914
  Other                                              676,575                     763,601
                                               -------------               -------------
Total expenses                                    20,864,190                  20,030,201
                                               -------------               -------------
Net income                                     $   5,608,315               $   4,652,509
                                               =============               =============


                            See accompanying notes.

                                 Dakota Heartland Health System
                           Consolidated Statements of Partners' Equity
                                           (Unaudited)

                                          PARACELSUS          DAKOTA
                                          HEALTHCARE          MEDICAL
                                         CORPORATION         FOUNDATION          TOTAL
                                         ------------       ------------     ------------
  Partners' equity at December 31, 1997  $ 48,621,776       $ 27,070,241     $ 75,692,017
    Net income                              3,084,573          2,523,742        5,608,315
    Partners' distributions                (1,668,693)        (1,365,294)      (3,033,987)
                                         ------------       ------------     ------------
  Partners' equity at March 31, 1998     $ 50,037,656       $ 28,228,689     $ 78,266,345
                                         ============       ============     ============





                            See accompanying notes.

                                 Dakota Heartland Health Center
                               Consolidated Statements of Cash Flows
                                             (Unaudited)

                                                        THREE MONTHS ENDED MARCH 31,
                                                       1998                   1997
                                                     -------------------------------
OPERATING ACTIVITIES
  Net income                                         $ 5,608,315        $  4,652,509
  Adjustments to reconcile net income to net cash
  provided by operating activities:
      Depreciation and amortization                    1,088,686           1,128,075
      Provision for uncollectable accounts               824,836             858,328
      Changes in operating assets and liabilities:
        Patient receivables, net                      (4,193,570)            415,147
        Supplies inventory                              (237,243)              3,868
        Prepaid expenses and other current assets       (866,347)           (811,396)
        Other assets                                     (32,075)            (79,649)
        Accounts payable                                 952,658          (1,788,813)
        Estimated third-party payor settlements          (59,409)            232,429
        Accrued salaries and benefits                   (443,921)         (1,015,685)
        Other current liabilities                     (1,209,172)           (415,048)
                                                     -----------        ------------
Net cash provided by operating activities              1,432,758           3,179,765

INVESTING ACTIVITIES
Purchase of property and equipment                    (1,136,178)         (2,548,085)
Increase in investments and advances to affiliates      (180,531)           (144,631)
                                                     -----------        ------------
Net cash used in investing activities                 (1,316,709)         (2,692,716)

FINANCING ACTIVITIES
  Partners' distributions                             (3,033,987)         (3,713,142)
                                                     -----------        ------------
  Decrease in cash and cash equivalents               (2,917,938)         (3,226,093)
Cash and cash equivalents at beginning of year         7,276,675           6,718,589
                                                     -----------        ------------
Cash and cash equivalents at end of year             $ 4,358,737        $  3,492,496
                                                     ===========        ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid for taxes                                $    35,000        $    150,301


                            See accompanying notes.

                            Dakota Heartland Health Center
                       Notes to Consolidated Financial Statements
                                   March 31, 1998
1. ORGANIZATION AND BASIS OF PRESENTATION

On December 21, 1994, Dakota Heartland Health System (the "Partnership"), a general partnership, was formed by a wholly-owned subsidiary of Champion Healthcare Corporation ("Champion") that owned Heartland Medical Center, a 140-bed general acute facility in Fargo, North Dakota, and Dakota Medical Foundation (the "Foundation"), a not-for-profit corporation that owned Dakota Hospital, a 199-bed general acute care hospital also in Fargo, North Dakota. Champion and the Foundation contributed certain assets and liabilities, excluding long-term debt except capital leases, of their respective hospitals, and Champion contributed an additional $20 million in cash, each in exchange for 50% ownership in the Partnership. The Partnership then made a $20 million cash distribution to the Foundation. On December 21, 1994, Champion entered into an operating agreement with the Partnership to manage the combined operations of the two hospitals. Champion will receive 55% of the net income and distributable cash flow ("DCF") of the Partnership until such time as it has recovered, on a cumulative basis, an additional $10 million of DCF in the form of an "excess" distribution. In 1996, Paracelsus Healthcare Corporation ("Paracelsus") became the sole owner of Champion.

BASIS OF PRESENTATION - The accompanying unaudited condensed consolidated financial statements of the Partnership have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for annual financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. The balance sheet at December 31, 1997, has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The Partnership's business is seasonal in nature and subject to general economic conditions and other factors. Accordingly, operating results for the three months ending March 31, 1998, are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. These financial statements should be read in conjunction with the Partnership's audited consolidated financial statements and notes thereto for the year ended December 31, 1997, included in Paracelsus Healthcare Corporation's 1997 Form 10-K.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INCOME TAXES - The Partnership's income is attributed to its partners for income tax purposes. Accordingly, it has not accrued any liability for income taxes. An entity owned by the Partnership has paid income taxes of $35,000 and $150,301 for the quarters ended March 31, 1998 and 1997, respectively.

                            Dakota Heartland Health Center
                      Notes to Consolidated Financial Statements
                                  March 31, 1998

2. SUBSEQUENT EVENT

On August 20, 1997, the Foundation exercised its right to require Paracelsus to purchase the Foundation's 50% ownership interest in the Partnership. On July 1, 1998, Paracelsus (through its subsidiary Paracelsus Healthcare Corporation of North Dakota, Inc.) completed the purchase of the Foundation's 50% ownership in the Partnership for a negotiated purchase price of $64.5 million, inclusive of working capital, thereby giving Paracelsus 100% ownership of Dakota Heartland Health System. Paracelsus has sole power and authority to wind up the Partnership's business after July 1, 1998, and the Partnership shall terminate as of the date Paracelsus completes the wind up of the Partnership's business.

                        DAKOTA HEARTLAND HEALTH SYSTEM
                    REPORT ON AUDIT OF FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                               C O N T E N T S



                                                               PAGE

Report of Independent Accountants                                25

Financial Statements:
 Balance Sheet                                                   26

 Statement of Income                                             27

 Statement of Partners' Equity                                   28

 Statement of Cash Flows                                         29

 Notes to Financial Statements                                   30

REPORT OF INDEPENDENT ACCOUNTANTS



To the Governing Board of
Dakota Heartland Health System:

We have audited the accompanying balance sheet of Dakota Heartland Health System (the Partnership) as of December 31, 1995 and 1994, and the related statements of income, partners' equity and cash flows for the year ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dakota Heartland Health System as of December 31, 1995 and 1994, and the results of its operations, partners' equity and cash flows for the year ended December 31, 1995, in conformity with generally accepted accounting principles.







                                   /S/ PRICEWATERHOUSECOOPERS LLP

                                       PricewaterhouseCoopers LLP

Minneapolis, Minnesota
February 16, 1996

                                    Dakota Heartland Health System
                                            BALANCE SHEET
                                      DECEMBER 31, 1995 AND 1994

                           ASSETS                        1995            1994
                                                     ------------   ------------
Current assets:
     Cash and cash equivalents                       $ 19,062,865   $    397,300
     Patient receivables, net of allowance for
        uncollectible accounts of $3,396,655 and
        $3,439,911 in 1995 and 1994, respectively      17,339,282     21,530,288
     Due from partners                                                 4,000,000
     Supplies inventory                                 1,602,786      1,724,706
     Prepaid expenses and other current assets          1,003,019        568,052
                                                     ------------   ------------
          Total current assets                         39,007,952     28,220,346

Property and equipment, at cost                        52,940,547     42,333,642
Other assets:
     Investment in and advances to affiliates           1,835,223      1,964,073
     Organizational costs, less accumulated
      amortization of $45,291                           1,057,215             --
     Other                                                 20,943             --
                                                     ------------   ------------
          Total assets                               $ 94,861,880   $ 72,518,061
                                                     ============   ============
LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
     Accounts payable                                $ 12,380,016   $  3,788,183
     Estimated third-party payor settlements            2,008,176      3,426,079
     Accrued salaries, wages and employee benefits      3,548,505      4,754,690
     Other current liabilities                          2,043,794        242,563
                                                     ------------   ------------
          Total current liabilities                    19,980,491     12,211,515


Other liabilities                                              --         91,404
Minority interest                                          56,877         38,478
Partners' equity                                       74,824,512     60,176,664
                                                     ------------   ------------
        Total liabilities and partners' equity      $  94,861,880   $ 72,518,061
                                                     ============   ============

The accompanying notes are an integral part of the financial statements.

                                   DAKOTA HEARTLAND HEALTH SYSTEM
                                          STATEMENT OF INCOME
                                 FOR THE YEAR ENDED DECEMBER 31, 1995

Net patient service revenue                          $  99,098,598
Other revenue                                            6,912,796
                                                     -------------
            Net revenue                                106,011,394
                                                     -------------
Expenses:
      Salaries and benefits                             38,796,941
      Professional fees                                 20,446,296
      Supplies                                          16,299,957
      Depreciation and amortization                      2,405,978
      Repairs and maintenance                            1,079,489
      Utilities                                          1,224,450
      Insurance                                            789,648
      Rents and leases                                   2,003,288
      Provision for uncollectible accounts               3,797,944
      Property taxes                                       910,264
      Other                                              2,109,291
                                                     -------------
            Total expenses                              89,863,546
                                                     -------------
Net income                                      $       16,147,848
                                                     =============

The accompanying notes are an integral part of the financial statements.

                                       DAKOTA HEARTLAND HEALTH SYSTEM
                                       STATEMENT OF PARTNERS' EQUITY
                               FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994


                                                    CHAMPION       DAKOTA    TOTAL EQUITY
                                                 ------------  ------------  ------------
Net assets contributed                           $ 16,511,768  $ 39,664,896  $ 56,176,664
Cash contribution                                  20,000,000                  20,000,000
Working capital contributions due from partners     2,000,000     2,000,000     4,000,000
Equalization of capital accounts                    1,576,564    (1,576,564)          - -
                                                 ------------  ------------  ------------
Initial capital                                    40,088,332    40,088,332    80,176,664
Special distribution                                      - -   (20,000,000)  (20,000,000)
                                                 ------------  ------------  ------------
Partners' equity, December 31, 1994                40,088,332    20,088,332    60,176,664

Net income                                          8,881,316     7,266,532    16,147,848
Partners' distribution                               (825,000)     (675,000)   (1,500,000)
                                                 ------------  ------------  ------------
Partners' equity, December 31, 1995              $ 48,144,648  $ 26,679,864  $ 74,824,512
                                                 ============  ============  ============


The accompanying notes are an integral part of the financial statements.

DAKOTA HEARTLAND HEALTH SYSTEM
STATEMENT OF CASH FLOWS
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
FOR THE YEAR ENDED DECEMBER 31, 1995

Cash flows from operating activities:
      Net income                                           $  16,147,848
      Adjustments to reconcile net income to net cash provided by operating activities:
            Depreciation and amortization                      2,405,978
            Gain on sale of property, plant and equipment         (1,388)
            Provision for uncollectible accounts               3,797,944
            Minority interest                                     18,399
            Changes in operating assets and liabilities:
                  Patient receivables, net                       393,062
                  Supplies inventory                             121,920
                  Prepaid expenses and other current assets     (434,967)
                  Other assets                                   (20,943)
                  Accounts payable                             8,591,833
                  Estimated third-party payor settlements     (1,417,903)
                  Accrued expenses                            (1,206,185)
                  Other liabilities                            1,709,827
                                                           -------------
            Net cash provided by operating activities         30,105,425
                                                           -------------
Cash flows from investing activities:
      Purchase of property and equipment                     (12,967,592)
      Payment for organizational costs                        (1,102,506)
      Contribution from partners                               4,000,000
      Other                                                      130,238
                                                           -------------
            Net cash used in investing activities             (9,939,860)
                                                           -------------
Cash flows from financing activities:
      Partners' draws                                         (1,500,000)
                                                           -------------
            Net cash used in financing activities             (1,500,000)
                                                           -------------
Increase in cash and cash equivalents                         18,665,565
                                                           -------------
Cash and cash equivalents, beginning of year                     397,300
                                                           -------------
Cash and cash equivalents, end of year                     $  19,062,865
                                                           =============
Supplemental disclosure of cash flow information:
      Cash paid during the year for interest          $          15,236
      Cash paid for taxes                                       447,207


The accompanying notes are an integral part of the financial statements.

DAKOTA HEARTLAND HEALTH SYSTEM
NOTES TO FINANCIAL STATEMENTS

 1. ORGANIZATION AND ACCOUNTING  POLICIES:

    On December 21, 1994, Dakota Heartland Health System, a general partnership (the Partnership), was formed by a wholly owned subsidiary of Champion Healthcare Corporation (Champion) that owned Heartland Medical Center, a 140-bed general acute care facility in Fargo, North Dakota, and Dakota Hospital (Dakota), a not-for-profit corporation that owned Dakota Hospital, a 199-bed general acute care hospital also in Fargo, North Dakota. Champion and Dakota contributed certain assets and liabilities, excluding long-term debt except capital leases, of their respective hospitals, and Champion contributed an additional $20,000,000 in cash, each in exchange for 50% ownership in the Partnership. The Partnership then made a $20,000,000 cash distribution to Dakota. Also on December 21, 1994, Champion entered into an operating agreement with the Partnership to manage the combined operations of the two hospitals. Champion will receive 55% of the net income and distributable cash flow (DCF) of the Partnership until such time as it has recovered, on a cumulative basis, an additional $10,000,000 of DCF in the form of an "excess" distribution (see also
    Note 4).

    USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net income during the reporting period. Actual results could differ from those estimates. The most significant areas which require the use of management's estimates relate to the determination of the estimated third-party payor settlements, the allowance for uncollectible accounts receivable and obsolete inventory.

    CASH AND CASH EQUIVALENTS:

    The Partnership considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

    PATIENT RECEIVABLES:

    Payments for services rendered to patients covered by third-party payor programs are generally less than billed charges. Provisions for contractual adjustments are made to reduce the charges to these patients to estimated receipts based upon the third-party payor's principles of payment/ reimbursement (either prospectively determined or retrospectively determined costs).

    SUPPLIES INVENTORY:

    Supplies inventory is stated at the lower of cost or market, with cost determined substantially on the first-in, first-out basis.

DAKOTA HEARTLAND HEALTH SYSTEM
NOTES TO FINANCIAL STATEMENTS

 1. ORGANIZATION AND ACCOUNTING POLICIES, CONTINUED:

    PROPERTY AND EQUIPMENT:

    Property and equipment acquisitions are recorded at cost at the date of receipt. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, ranging from 4 to 25 years. Maintenance and repairs are charged to expense as incurred while renewals and betterments are capitalized. The costs and related accumulated depreciation on asset disposals are removed from the accounts and any gain or loss is included in income.

    INCOME TAXES:

    The Partnership's income is attributed to its partners for income tax purposes. Accordingly, it has not accrued any liability for income taxes. Entities owned by the Partnership have paid income taxes during 1995 totaling $447,207.

    RECLASSIFICATIONS:

    Certain reclassifications have been made in the 1994 financial statements to conform to the 1995 presentation.

 2. NET PATIENT SERVICE REVENUE:

    The Company's facilities have entered into agreements with third-party payors, including US government programs and managed care health plans, under which the Company is paid based upon established charges, cost of services provided, predetermined rates by diagnosis, fixed per diem rates or discounts or discounts from established charges.

    Net patient service revenues are recorded at estimated amounts due from patients and third-party payors for health care services provided, including anticipated settlements under reimbursement agreements with third-party payors. Payments for services rendered to patients covered by the Medicare and Medicaid programs are generally less than billed charges. Provisions for contractual adjustments are made to reduce charges to these patients to estimated receipts based upon each program's principle of payment/reimbursement (either prospectively determined or retrospectively determined costs). Final settlements under these programs are subject to administrative review and audit. The Company records adjustments, if any, resulting from such review or audits during the period in which these adjustments become known. Allowance for contractual adjustments under these programs are netted in accounts receivable in the accompanying Balance Sheet. It is management's opinion that adequate allowance has been provided for possible adjustments that might result from final settlements under these programs.

DAKOTA HEARTLAND HEALTH SYSTEM
NOTES TO FINANCIAL STATEMENTS, CONTINUED

 3. PROPERTY AND EQUIPMENT:

    A summary of property and equipment as of December 31, 1995 and 1994 is as follows:

                                                      1995              1994
                                                --------------     --------------
        Land and land improvements              $    2,360,412     $    2,387,095
        Buildings and improvements                  21,624,868         20,087,268
        Fixed equipment                              4,899,749          4,724,125
        Major movable equipment                     13,863,470         12,516,205
        Minor movable equipment                      1,003,318          1,101,633
        Construction in progress                    10,638,351            606,250
        Property held for expansion                    911,066            911,066
                                                --------------     --------------
                                                    55,301,234         42,333,642
        Less accumulated depreciation                2,360,687                --
                                                --------------     --------------
                                                $   52,940,547     $   42,333,642
                                                ==============     ==============

 4. INVESTMENTS IN AND ADVANCES TO AFFILIATES:

    The Partnership owns portions of several entities. The investments in these entities are recorded on the equity method. The investments in and advances to affiliated companies on the accompanying balance sheet consisted of the following:

                                                       Investments and Advances
                                   Ownership       ---------------------------------
                                   Percentage            1995              1994
                                                   --------------     --------------
Orthopro, Inc.                       50%                              $   203,155
Country Health, Inc.                 49%           $  805,632             665,629
Health Care Incinerators, Inc.
  /Thorn Linen                       33%              210,701             193,235
Dakota Outpatient Center             50%              356,016             311,604
Dakota Day Surgery                   50%              462,874             590,450
                                                   ----------         -----------
                                                   $1,835,223         $ 1,964,073
                                                   ==========         ===========

    During 1995, the Partnership sold its 50% interest in Orthopro, Inc.

DAKOTA HEARTLAND HEALTH SYSTEM
NOTES TO FINANCIAL STATEMENTS, CONTINUED

 4. INVESTMENTS IN AND ADVANCES TO AFFILIATES, CONTINUED:

    The Partnership has a 50% interest in Dakota Outpatient Center (DOC), a general partnership which owns and operates a medical and office building. As a general partner, the Partnership is contingently liable on the outstanding debt of DOC. As of December 31, 1995, the balance of the note was $2,416,564.

    DOC  also  leases  its real property to Dakota Hospital, Dakota Day Surgery
    (DDS) and Dakota Clinic, Ltd. (an unrelated corporation), under noncancelable 10-year net operating leases. Future minimum annual lease payments to be paid by the Hospital and DDS are $1,414,500 through 1998.

    The Partnership also has a 50% interest in DDS, a general partnership which provides outpatient surgical services. As a general partner, the Partnership is contingently liable to cover any operating losses of DDS. DDS had operating income in 1995.

 5. CREDIT RISK

    The Partnership's revenues consist primarily of amounts due from the Medicare and Medicaid programs in addition to amounts due from insurance carriers and individuals. The Partnership determines the adequacy of a patient's third-party payor coverage upon admission. However, it generally does not require any collateral prior to performing services. The Partnership maintains reserves for contractual allowances and potential credit losses based on past experience and management's current expectations. Medicare and Medicaid gross revenue accounted for approximately 46% and 9% of the Partnership's total gross revenue.

 ..